                                 PROMISSORY NOTE

September 30, 2004                                                    $3,000,000

         LANGER, INC., a Delaware corporation (the "Company"), hereby promises to pay to the order of SSL Holdings, Inc., a Delaware corporation (the
"Seller"), or its assigns (the Seller and each of its assigns is a "Holder"), the principal amount of Three Million Dollars ($3,000,000) as may be reduced or increased from time to time pursuant to Section 1 of this Note (as so reduced or increased from time to time, the "Principal Amount"). This Promissory Note (the
"Note") has been issued pursuant to that certain Stock Purchase Agreement, dated as of September 22, 2004 (the "Purchase Agreement"), by and among the Company, the Seller, LRC North America, Inc., a Delaware corporation, and Silipos, Inc., a Delaware corporation. Capitalized terms used herein which are not defined shall have the respective meanings given to them in the Purchase Agreement.

         1. Reduction or Increase of the Principal Amount.

                  (a) The Principal Amount may be reduced or increased, as
applicable, in accordance with the terms and conditions set forth in Section
8.4(f) of the Purchase Agreement. Upon any reduction or increase in the
Principal Amount, as applicable, the Company shall execute and deliver a new
Note to the Holder and the Holder shall return the old Note to the Company. The failure of the Company to deliver a new Note to the Holder at any time as required by this Note shall not affect the Company's obligations to the Holder to pay the Principal Amount, as applicable, and accrued and unpaid interest thereon in accordance with the terms of this Note.

                  (b) The Principal Amount shall be reduced by an amount equal to fifty percent (50%) of the amount of the Protection Payment (as such term is defined in the $7.5 Million Note) actually paid by the Company pursuant to
Section 6 of the $7.5 Million Note (as such term is defined in herein) if and only if (i) the Principal Amount and all accrued and unpaid interest thereon is paid to the Holder on or prior to March 31, 2006, (ii) the Principal Amount of the $7.5 Million Note and all accrued and unpaid interest thereon has been previously paid or is simultaneously paid to the Holder (whether or not there was an Event of Default (as such term is defined in the $7.5 Million Note) under the $7.5 Million Note prior to the repayment thereof), and (iii) the Maturity
Date of the $7.5 Million Note has been extended to March 31, 2006 pursuant to the terms of Section 2 of the $7.5 Million Note. Payment of the Principal Amount
shall be subject to a right of setoff pursuant to Sections 5.19 and 5.20 of the
Purchase Agreement.

         2. Payment of Principal. The Company shall repay the entire Principal
Amount outstanding on or before the earliest of (a) December 31, 2009 (the
"Maturity Date"), (b) a sale or transfer (in one or more transactions or series of transactions) of (i) all or substantially all of the assets of Silipos, Inc.
("Silipos") to an entity that is not a direct or indirect subsidiary of the
Company or Silipos, (ii) all or substantially all of the assets of the Company or any of its respective successors or assigns, (iii) a majority of the then-issued and outstanding

capital stock of Silipos to an entity that is not a direct or indirect subsidiary of the Company or Silipos, (iv) a majority of the then-issued and outstanding capital stock of the Company or any of its successors or assigns to an entity that is not a direct or indirect subsidiary of the Company, or (c) a merger, consolidation, share exchange or any other business combination between any of the Company, Silipos, or any of their respective successors or assigns and any non-affiliated entity, whereby the holders of a majority of the voting stock or other voting equity of such entity prior to such transaction do not hold a majority of the voting stock or other voting equity of the surviving or resulting entity in the transaction immediately after consummation thereof.

         3. Payment of Interest. Interest shall be payable semi-annually in arrears on the last day of February and August in each year until the Maturity
Date; provided, however, the first interest payment on this Note shall not be due and payable until February 1, 2005.

At the Maturity Date, all unpaid principal and interest shall be due and payable to the Holder in cash. Interest shall accrue at the rate of five and one-half percent (5.5%) per annum (based on a 360 day year comprised of twelve 30 day months) on the unpaid Principal Amount outstanding. Upon the occurrence and during the continuation of an Event of Default (as defined herein), interest shall accrue at the rate of eleven percent (11%) per annum (based on a 360 day year comprised of twelve 30 day months) on the unpaid Principal Amount outstanding and thereafter shall increase by three percent (3%) every ninety
(90) days until it reaches the maximum amount permitted by applicable law.

         4. Time of Payment. If any payment of principal or interest on this
Note shall become due on a Saturday, Sunday, or legal holiday under the laws of the State of New York, such payment shall be made on the next succeeding day that is not a Saturday, Sunday or such legal holiday (a "Business Day") and such extension of time shall in such case be included in computing interest in connection with such payment.

         5. Prepayment. The Company shall have the right to prepay the Note, in whole or in part, at any time or from time to time, without premium or penalty, but with interest accrued and unpaid to the date of such prepayment.

         6. Events of Default.

                  (a) Definition. For purposes of this Note, an "Event of
Default" shall be deemed to have occurred if:

                           (i) the Company shall default in the payment of any
amount due under this Note on the date when due, whether at maturity or other time, by acceleration or otherwise and such default shall continue for five (5)
calendar days thereafter;

                           (ii) default shall be made in the due observance or
performance of any other covenant, condition or agreement on the part of the
Company to be observed or performed pursuant to the terms of (a) this Note, or
(b) the Secured Promissory Note in the principal amount of $7,500,000 due and payable March 31, 2005, made by the Company in favor of the Seller (the "$7.5
Million Note"), and such default shall continue for ten (10) days after written notice thereof, specifying such default and requesting that the same be remedied, shall have been given to the Company by the Holder;

                           (iii) an Insolvency Event occurs. "Insolvency Event"
means any dissolution, winding up, liquidation, composition or similar relief with respect to all or substantially all of the Company's debts, whether voluntary or involuntary or in bankruptcy, receivership, or similar proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company, and in the case of an involuntary proceeding, it is not dismissed within sixty (60) days; or

                           (iv) The Company shall violate the Tangible Net Worth
Covenant or the Incurrence Covenant.

                  (b) Consequences of Events of Default. Without limiting the other terms and conditions set forth in the Note,

                           (i) If an Event of Default of the type other than
that described in clause (iii) of subparagraph 6(a) has occurred and is continuing, the Holder may declare all or any portion of the outstanding
Principal Amount due and payable and demand immediate payment of all or any portion of the outstanding Principal Amount. If the Holder demands immediate payment of all or any portion of the Note, the Company shall immediately pay to such Holder the Principal Amount requested to be paid together with all accrued and unpaid interest thereon.

                           (ii) If an Insolvency Event occurs, all of the
outstanding Principal Amount shall automatically be immediately due and payable without any notice or other action on the part of the Holder.

                           (iii) If an Event of Default has occurred, each
Holder shall also have any other rights or remedies which such Person may have pursuant to applicable law or equity.

         7. Subordination.

                  (a) This Note and the indebtedness evidenced hereby are
subordinate only to the prior payment of those amounts due under (i) that certain purchase money financing in the principal amount of Five Million Five
Hundred Thousand Dollars ($5,500,000) referred to in Section 6.1(h) of the
Purchase Agreement or any replacement up to the original amount thereof, less any repayment thereof; (ii) the $7.5 Million Note, (iii) any facility entered into by the Company that is intended to payoff the $7.5 Million Note and/or intended to provide working capital to the Company, (iv) working capital financing from a bank with a principal amount equal to or less than $3,500,000, any replacement up to the original amount thereof, less any repayment thereof, and (v) any indebtedness incurred to finance the acquisition of Poly-Gel in connection with the exercise of the Put Option, as defined in the Purchase
Agreement. (collectively, the "Senior Debt").

                  (b) Within ten (10) business days after a default or event of default with respect to the Senior Debt, the Company shall furnish a written notice thereof, including a copy of any written notice received by the Company from the holder of such Senior Debt, to the Holder in the manner and at the address specified pursuant to Section 10 hereof. From and after the time that the Company receives such notice from the holder of the Senior Debt, the

Company's obligation to make payment on account of principal or interest on the
Note is subject to subsection 7(c).

                  (c) If there shall have occurred an event of default with
respect to the Senior Debt, or in the instrument or instruments under which the
Senior Debt has been issued, permitting the holders thereof, after notice or lapse of time, or both, to accelerate the maturity thereof, then no payment on account of principal or interest on the Note shall be made, nor shall any assets be applied to the conversion, redemption or other acquisition or retirement of the Note until the earliest to occur of (i) 60 days after the date of such default, or (ii) the date on which the Senior Note to which such event of default related is discharged or accelerated, or (iii) the date such event of default is waived by the holders of such Senior Debt or otherwise cured, or (iv)
the filling of any voluntary or involuntary petition in bankruptcy by or against the Company. Within three (3) business days after resolution of such default or event of default in accordance with the immediately preceding sentence, the
Company shall furnish written notice thereof to the Holder, in the manner and at the address specified pursuant to Section 10 hereof.

         8. Amendment and Waiver. This Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the prior written consent of the Holder.

         9. Loss, Theft, Destruction or Mutilation of Note. Upon receipt of evidence of the loss, theft, destruction or mutilation of this Note, and, in the case of any such loss, theft or destruction, upon receipt of an affidavit of loss from the Holder in form reasonably satisfactory to the Company, the Company will make and deliver, in lieu of this Note, a new Note of like tenor.

         10. Place of Payment; Notices. Payments of principal and any notice hereunder are to be delivered to the Holder at the following address: 3585
Engineering Drive #200, Norcross, GA 30092-9214, Attn: Accounting Department or
to such other address as specified in a written notice delivered to the Company by Holder. Notices sent by the Company shall be deemed received when delivered personally or one (1) Business Day after being sent by Federal Express or other nationally recognized overnight carrier or three (3) Business Days after being sent by certified or registered mail to the following address:

                           Langer, Inc.
                           450 Commack Road
                           Deer Park, New York 11729
                           Attention: Chief Executive Officer
                           Facsimile: (631) 667-1203

                           with a copy to:

                           Kane Kessler, P.C.
                           1350 Avenue of the Americas
                           New York, New York 10019
                           Attention: Robert L. Lawrence, Esq.
                           Facsimile: (212) 245 3009

         11. Jurisdiction. This Note shall be subject to the exclusive jurisdiction of the courts of New York County, New York. Any Event of Default hereunder shall be deemed to be a default occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of
New York, and the Company and the Holder, for themselves and their successors, irrevocably and expressly agree to submit to the exclusive jurisdiction of the courts of the State of New York for the purpose of enforcing the terms of this
Note or the transactions contemplated hereby. The Company and the Holder irrevocably waive (for themselves and their successors), to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note or any judgment entered by any court located in New York County, New
York, and further irrevocably waive any claim that any suit, action or proceeding brought in New York County, New York has been brought in an inconvenient forum.

         12. Assignment. This Note may be assigned by the Company to any wholly-owned subsidiary of the Company; provided, however, that the Company shall (i) provide written notice of such assignment to the Holder within five
(5) days of such assignment, (ii) provide a written assumption signed by the assignee of this Note agreeing to be bound by the provisions of this Note, and
(iii) remain jointly and severally liable with any such assignee for the obligations, liabilities and provisions of this Note.

         13. Governing Laws. The validity, construction, and interpretation of this Note shall be governed by the internal laws of the State of New York without respect to the principles of conflicts of laws of the State of New York or any other jurisdiction.

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         IN WITNESS WHEREOF, the Company has executed and delivered this Note on the date first above written.

                                LANGER, INC.

                                By: /s/ Andrew H. Meyers
                                    --------------------
                                    Name:  Andrew H. Meyers
                                    Title: President and Chief Executive Officer